Exhibit 10

Amendment to Supplemental Executive Retirement Plan

In order to comply with certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the MBNA Corporation Supplemental Executive Retirement Plan (as Amended and Restated Effective February 24, 2005) is further amended as follows effective January 1, 2005:

Section 7.02 is amended in its entirety to read as follows:

7.02 Notwithstanding anything in Section 7.01 to the contrary, any Member, Retired Member, Disabled Member or Beneficiary may elect to receive (or continue to receive) benefits under the Plan after a Change of Control as provided in the Plan without regard to Section 7.01 by filing a written election with the Corporation's Executive Compensation Department on or before the earliest of: (i) the date of the Change of Control, (ii) December 31, 2005 (or such other date permitted for a change in payment election under the transitional rules under Code Section 409A) or (iii) such other date that is established by the Administrator.

New Section 7.03 is added which reads as follows:

7.03 This Article VII shall apply only to a Change of Control which constitutes a change in the ownership or effective control of the Corporation for purposes of Code Section 409A(a)(2)(A)(v) and the rules and regulations issued thereunder, including Part IV(B) of IRS Notice 2005-1. This Article VII is intended to comply with the requirements for payment elections under Code Section 409A and shall be interpreted in a manner which is consistent with such requirements.